Exhibit 3.1

RLJ LODGING TRUST

ARTICLES OF AMENDMENT

RLJ Lodging Trust, a Maryland real estate investment  trust (the “Trust”) under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Section 10.4 of Article X of the Articles of Amendment and Restatement of Declaration of Trust of the Trust filed on May 5, 2011 (the “Declaration of Trust”) is hereby amended by deleting such Section 10.4 and replacing it in its entirety with the following:

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“Section 10.4  Bylaws.  The Bylaws of the Trust may be altered, amended or repealed, and new Bylaws adopted, by the vote of a majority of the entire Board of Trustees or by a vote of the holders of not less than a majority of all the Shares of the Trust then outstanding and entitled to be cast on the matter.”

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SECOND:  The amendment to the Declaration of Trust as set forth above has been duly approved and advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

THIRD:  There has been no increase in the authorized share of beneficial interest of the Trust effected by the amendment to the Declaration of Trust as set forth above.

FOURTH:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.

FIFTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, RLJ Lodging Trust has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 2nd day of May, 2016.

RLJ LODGING TRUST

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
President and Chief Executive Officer

Attest:	/s/ Anita Cooke Wells
Anita Cooke Wells
Senior Vice President, Administration and
Corporate Secretary

Return Address:

RLJ Lodging Trust

3 Bethesda Metro Center

Suite 1000

Bethesda, MD 20814